Exhibit 99.1

WISCONSIN RAPIDS, Wis., April 17/PRNewswire-FirstCall/ - - Renaissance Learning (TM), Inc. (Nasdaq: RLRN-news), a leading provider of comprehensive school improvement programs to the K-12 school market, today announced that its Board of Directors has authorized the repurchase of up to 5,000,000 shares of the Company's common stock. Stock repurchases may be implemented through a variety of methods, including open market purchases, block transactions, privately negotiated transactions, accelerated share repurchase programs, or other similar facilities. Such purchases may be made from time to time and may be discontinued at any time. No time limit was placed on the duration of the repurchase program.

Repurchased shares will be used for stock-based employee benefit plans and for other general corporate purposes. The amount and timing of any share repurchases will be based on management's ongoing assessment of the Company's capital structure, liquidity, general market conditions and other corporate considerations.

Renaissance Learning (TM), Inc., is a leading provider of school improvement programs, through research-based software products, teacher training, and consulting. The Company's software products, called learning information systems, give students and teachers continuous constructive feedback that helps motivate students, dramatically accelerate learning, improve test scores, and help students master all standards, while reducing teacher paperwork. Adopted by over 60,000 schools, these software products are among the most popular in schools nationwide, including Accelerated Reader® , Accelerated Math® , STAR Reading® , STAR Math® , STAR Early Literacy (TM), and Perfect Copy (TM). Six additional new software products under development have been announced for shipment in time for the 2002-2003 school year including StandardsMaster (TM), Accelerated Writer (TM), Accelerated Vocabulary (TM), AccelTest (TM), Fluent Reader (TM) and MathFacts in a Flash (TM). The Company's Renaissance (TM) comprehensive school improvement process has been adopted by school districts across the country, and over 370,000 pre-K-12 educators have received Renaissance training. The Company also provides electronic assessment products and services to educational publishers, and sells enterprise software for training and knowledge management. The Company has six U.S. locations and subsidiaries in Australia, Canada, India and the United Kingdom.

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding possible future stock repurchases and the introduction of new products and services. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from those encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Annual Report on Form 10-K, quarterly reports on Form 10-Q and the Company's other SEC filings, which factors are incorporated herein by reference.